Exhibit 3.1
AMENDMENT NO. 1
TO THE
FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
HOLLY LOGISTIC SERVICES, L.L.C.
     This Amendment No. 1 (this “Amendment”) to the First Amended and Restated Limited Liability Company Agreement of Holly Logistic Services, L.L.C., a Delaware limited liability company (the “Company”), dated as of April 27, 2011, is entered into by Navajo Pipeline Co., L.P., a Delaware limited partnership, as the sole member of the Company (the “Sole Member”).
RECITALS:
     WHEREAS, the Sole Member entered into that First Amended and Restated Limited Liability Company Agreement of the Company (the “LLC Agreement”), dated as of July 13, 2004 (which is the first date on which Common Units were sold by the MLP to the Underwriters pursuant to the Underwriting Agreement); and
     WHEREAS, the Sole Member now desires to amend Section 5.4(a) of the LLC Agreement as set forth herein.
     NOW THEREFORE, the LLC Agreement is hereby amended as follows effective as of the date hereof:
Section 1.	Amendment. Section 5.4(a) of the LLC Agreement is hereby amended and restated in its entirety as follows:
“(a) Meetings. The Board (or any committee of the Board) shall meet at such time and at such place as the Chairman of the Board (or the chairman of such committee) may designate. Written notice of all regular meetings of the Board (or any committee of the Board) must be given to all Directors (or all members of such committee) at least ten days prior to the regular meeting of the Board (or such committee). Special meetings of the Board (or any committee of the Board) shall be held at the request of (i) the Chairman of the Board (or the chairman of such committee), (ii) the Secretary (if any) at the request of the Chairman of the Board (or the chairman of such committee) or any two Directors (or any two members of such committee) or (iii) a majority of the Directors (or a majority of the members of such committee), in each case upon at least twenty-four hours oral or written notice to the Directors (or the members of such committee) or upon such shorter notice as may be approved by the Directors (or the members of such committee). All written notices and other communications to be given to Directors (or members of a committee) shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram, facsimile or other electronic transmission (including electronic mail), and shall be directed to the address, facsimile number or electronic mail address as such Director (or member) shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board (or committee) need be specified in the notice of such meeting. Any Director (or member of such committee) may waive the requirement of such notice as to such Director (or such member). Attendance by a Director (or member of a committee) at any meeting shall constitute waiver by such Director of the requirement of notice of such meeting unless such Director specifically objects at such meeting on the basis of improper notice.”
Section 2.	Defined Terms. Each capitalized term used in this Amendment and not otherwise defined in this Amendment shall have the meaning assigned to such term in the LLC Agreement.

Section 3.	Full Force and Effect. Except as expressly amended hereby, the LLC Agreement is unchanged and remains in full force and effect.

Section 4.	Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of April 27, 2011.

SOLE MEMBER: NAVAJO PIPELINE CO., L.P.
By:	Navajo Pipeline GP, L.L.C., its general partner

By:	/s/ Matthew P. Clifton
Name:	Matthew P. Clifton
Title:	Chief Executive Officer

Signature Page
to
Amendment No. 1
to the
First Amended and Restated
Limited Liability Company Agreement
of
Holly Logistic Services, L.L.C.